Pricing Supplement No. 2                            Filing Under Rule 424(b)(3)
Dated:  September 25, 2002                          Registration No. 333-72540
(To Prospectus dated November 6, 2001 and
Prospectus Supplement dated May 15, 2002)

                                  $125,000,000
                               UGI UTILITIES, INC.
                           SERIES C MEDIUM-TERM NOTES

PRINCIPAL AMOUNT:  $20,000,000                           CUSIP:  90269QAH2                                FIXED RATE NOTE:  YES
                                                                                                                          -------

AMORTIZING NOTE:  YES        NO   X               INDEXED NOTE:  YES        NO   X                     FLOATING RATE NOTE:  NO
                     -------   -------                              -------   -------                                     -------
             (SEE BELOW)                                       (SEE BELOW)                                      (SEE BELOW)

FIXED RATE NOTES/FLOATING RATE NOTES:                           FLOATING RATE NOTES:

   Original Issue Date:  September 25, 2002                     Base Rate:
   Interest Rate (if fixed rate):  5.53%                                 CD Rate
      Subject to change before maturity date:                      -----
         Yes        (See Below)  No   X                                  CMT Rate
            -------                -------                         -----
   Maturity Date:  September 25, 2012                                    Commercial Paper Rate
   Issue Price (as a percentage of                                 -----
      principal amount): 100% plus                                       Federal Funds Rate
      accrued interest of $6,144.44 from and                       -----
      including September 25, 2002 through                               LIBOR (See Below)
      September 26, 2002.                                          -----
   Presenting Agent:  Wachovia Securities                                Prime Rate
      Commission (%):  0.625%                                      -----
   Net Proceeds to the Company (%): 99.375%                              Treasury Rate
Plus $6,144.44 accrued interest from and including                 -----
September 25, 2002 through September 26, 2002                            Other (See Below)
   Redemption Commencement Date (if any):  N/A                     -----
   Repayment Dates (if any):  N/A                               Index Maturity:
   Redemption Price:  N/A                                       Spread (plus or minus):
   Repayment Price:  N/A                                           Subject to change before maturity date:
Interest Payment Dates: May 15, Nov 15                                Yes        (See Below)   No
   Original Issue Discount Note:                                         -------                 -------
      Yes:        No:   X                                       Spread Multiplier:
          -------    -------                                       Subject to change before maturity date:
      If Yes:                                                         Yes        (See Below)   No
         Yield to Maturity:                                              -------                 -------
         Initial Accrual Period:                                Maximum Interest Rate:
         OID Default Amount:                                    Minimum Interest Rate:
   Reset of Interest Rate, Spread or                            Initial Interest Period:
      Spread Multiplier:                                        Initial Interest Rate:
      Yes:        (See Below)  No:   X                          Interest Reset Periods:
          -------                 -------                       Interest Reset Dates:
   Any material United States income tax                        Interest Determination Dates:
   consequences of purchasing, holding or                       Calculation Dates:  A/S
   disposing of the Notes:                                      Regular Record Date:  A/S
      A/S:   X           Other:
          -------              -------

                               NO ADDITIONAL TERMS

         As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $40,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $40,000,000. "N/A" as used herein means "Not Applicable", "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                               WACHOVIA SECURITIES